Exhibit 23.3


Consent of Independent Auditors



We consent to the inclusion in this registration statement on Form S-3 (File
No.    -     ) of our report dated November 22, 1996, except for Note 2p as to which the date is April 1, 1998, on our audits of the consolidated statements of operations, shareholders' equity (deficit), and cash flows of Rayovac Corporation and Subsidiaries for the year ended June 30, 1996 and the period July 1, 1996 to September 30, 1996. We also consent to the references to our firm under the captions "Experts".



/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
December 23, 1998